                               LOAN SALE AGREEMENT



                                     Between


                             ACCESS FINANCIAL CORP.,


                                    as Seller



                                       and



                       ACCESS FINANCIAL RECEIVABLES CORP.,


                                  as Purchaser





                             Dated as of May 1, 1996

                                TABLE OF CONTENTS

                                                                                                      Page
ARTICLE ONE                DEFINITIONS.................................................................  1

         Section 1.01.              Definitions........................................................  1

ARTICLE TWO                PURCHASE, SALE AND CONVEYANCE OF
                           CONTRACTS...................................................................  1

         Section 2.01.              Agreement to Purchase..............................................  1
         Section 2.02.              Purchase Price.....................................................  2
         Section 2.03.              Conveyance of Contracts; Possession
                                    of Contract Files..................................................  2
         Section 2.04.              Transfer of Contracts; Assignment
                                    of Agreement.......................................................  2
         Section 2.05.              Examination of Contract Files......................................  3
         Section 2.06.              Books and Records..................................................  3
         Section 2.07.              Cost of Delivery and Recordation of
                                    Documents..........................................................  3

ARTICLE THREE              REPRESENTATIONS AND WARRANTIES..............................................  4

         Section 3.01.              Representations and Warranties as
                                    to the Seller......................................................  4
         Section 3.02.              Representations and Warranties
                                    Regarding Each Contract............................................  5
         Section 3.03.              Representations and Warranties
                         Regarding the Contracts in the
                                    Aggregate..........................................................  9
         Section 3.04.              Representations and Warranties
                                    Regarding the Contract Files....................................... 10
         Section 3.05.              Repurchases of Contracts or
                          Substitution of Contracts for
                          Breach of Representations and
                                    Warranties......................................................... 11
         Section 3.06.              Representations and Warranties of
                                    the Purchaser...................................................... 13

                                  ARTICLE FOUR

                                                THE SELLER............................................. 14

         Section 4.01.              Covenants of the Seller............................................ 14

                                  ARTICLE FIVE

                                               MISCELLANEOUS........................................... 14

         Section 5.01.              Notices............................................................ 14
         Section 5.02.              Severability of Provisions......................................... 14
         Section 5.03.              Agreement of Seller................................................ 15
         Section 5.04.              Survival........................................................... 15




                                        i

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


                                                                                                      Page

         Section 5.05.              Effect of Headings and Table of
                                    Contents........................................................... 15
         Section 5.06.              Successors and Assigns............................................. 15
         Section 5.07.              Confirmation of Intent; Grant of
                                    Security Interest.................................................. 15
         Section 5.08.              Miscellaneous...................................................... 16
         Section 5.09.              Amendments......................................................... 16
         Section 5.10.              Third-Party Beneficiaries.......................................... 17
         Section 5.11.              GOVERNING LAW; CONSENT TO
                                    JURISDICTION; WAIVER OF JURY TRIAL................................. 17
         Section 5.12.              Execution in Counterparts.......................................... 18


Exhibit A - Contract Schedule

                  This Loan Sale Agreement, dated as of May 1, 1996, by and between ACCESS FINANCIAL CORP., a Delaware corporation, its successors and assigns (the "Seller"), and ACCESS FINANCIAL RECEIVABLES CORP., a Delaware corporation and its successors and assigns (the "Purchaser").


                              W I T N E S S E T H:

                  WHEREAS, Exhibit A attached hereto (the "List of Contracts") and made a part hereof lists certain installment sales contracts and installment loan agreements for manufactured housing (the "Contracts") owned by the Seller that the Seller desires to sell to the Purchaser and that the Purchaser desires to purchase;

                  WHEREAS, it is the intention of the Seller and the Purchaser that, immediately following the Seller's conveyance of the Contracts to Purchaser on the Closing Date, (a) the Purchaser shall convey the Contracts to a trust (the "Trust") pursuant to a Pooling and Servicing Agreement, dated as of May 1, 1996 (the "Pooling and Servicing Agreement"), among the Seller, the Purchaser, the Sponsor and The Bank of New York, as trustee (the "Trustee") and the Sponsor shall direct such Trust to acquire the Contracts pursuant to the Securitization Sponsorship Agreement, dated as of May 1, 1996 (the "Sponsorship Agreement") among the Seller, the Purchaser and the Sponsor, and (b) the Trustee shall issue certificates evidencing beneficial ownership interests in the property of the Trust formed by the Pooling and Servicing Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE ONE

                                   DEFINITIONS

                   Section 1.01. Definitions. Capitalized terms used herein that are not otherwise defined shall have the respective meanings ascribed thereto in the Pooling and Servicing Agreement.


                                   ARTICLE TWO

                   PURCHASE, SALE AND CONVEYANCE OF CONTRACTS

                   Section 2.01. Agreement to Purchase. (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase on the Closing Date, the Contracts. The List of Contracts shall conform to the requirements of the Purchaser and to the definition of "List of Contracts" under the Pooling and Servicing Agreement.

                  (b) The closing for the purchase and sale of the Contracts shall take place at the offices of Dewey Ballantine, New York, New York, at 10:00 a.m., New York time, on May 29, 1996 or such other place and time as the parties shall agree (such time being herein referred to as the "Closing Date").

                  Section 2.02. Purchase Price. On the Closing Date, as full consideration for the Seller's sale of the Contracts to the Purchaser, the Purchaser will deliver to the Seller an amount in cash equal to the Seller's book value of the Contracts, as certified to the Purchaser by the Seller.

                  Section 2.03. Conveyance of Contracts; Possession of Contract Files. (a) On the Closing Date, the Seller shall sell, transfer, assign, set over and convey to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in and to the Contracts (including, without limitation, the security interests created thereby), including all principal of and interest due on or with respect to the Contracts on or after the Cut-off Date (other than payments of principal and interest first due on the Contracts before the Cut-off Date), (ii) all of the rights under any Hazard Insurance Policy relating to a Manufactured Home securing a Contract for the benefit of the creditor of such Contract, (iii) all documents contained in the Contract Files and the Servicing Files, and (iv) all proceeds derived from any of the foregoing (the "Conveyed Property").

                  (b) Upon the sale of the Conveyed Property, the ownership of each related Contract and the contents of the related Contract File and Servicing File shall immediately vest in the Purchaser and the ownership of all related records and documents with respect to each Contract prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser. The contents of any Contract File in the possession of the Seller at any time after such sale, and any scheduled payments of principal and interest on the Contracts due after the Cut-Off Date and received by the Seller, shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof, and shall be promptly delivered by the Seller to or upon the order of the Purchaser.

                  (c) Pursuant to the Pooling and Servicing Agreement and as further provided in the Sponsorship Agreement, the Purchaser shall, on the Closing Date, assign all of its right, title and interest in and to the Conveyed Property together with its rights hereunder to the Trust.

                   Section 2.04. Transfer of Contracts; Assignment of Agreement. The Seller hereby acknowledges and agrees that the Purchaser may assign its interest under this Agreement to the

Trust as may be required to effect the purposes of the Pooling and Servicing Agreement, without further notice to, or consent of, the Seller, and the Trust shall succeed to such of the rights and obligations of the Purchaser hereunder as shall be so assigned. The Purchaser shall, pursuant to the Pooling and Servicing Agreement, assign all of its right, title and interest in and to the Conveyed Property and its right to exercise the remedies created by Section 3.05 hereof for breaches of the representations, warranties, agreements and covenants of the Seller contained in Sections 3.02, 3.03 and 3.04 hereof to the Trustee for the benefit of the Certificateholders. The Seller agrees that, upon such assignment to the Trustee, such representations, warranties, agreements and covenants will run to and be for the benefit of the Trustee and the Trustee may enforce, the repurchase obligations of the Seller set forth herein with respect to breaches of such representations, warranties, agreements and covenants.

                   Section 2.05. Examination of Contract Files. Prior to the Closing Date, the Seller shall make the Contract Files available to the Purchaser or its designee for examination at the Seller's offices or at such other place as the Seller shall reasonably specify. Such examination may be made by the Purchaser or its designee at any time on or before the Closing Date. If the Purchaser or its designee makes such examination prior to the Closing Date and identifies any Contracts that do not conform to the requirements of the Purchaser as described in this Agreement, such Contracts shall be deleted from the List of Contracts and may be replaced, prior to the Closing Date, by substitute Contracts acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase the Contracts without conducting any partial or complete examination. The fact that the Purchaser or the Trustee has conducted or has failed to conduct any partial or complete examination of the Contract Files shall not affect the rights of the Purchaser or the Trustee to demand repurchase or other relief as provided in this Agreement.

                   Section 2.06. Books and Records. The sale of each Contract shall be reflected on the Seller's accounting and other records, balance sheet and other financial statements as a sale of assets by the Seller to the Purchaser. The Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Contract which shall be clearly marked to reflect the ownership of each Contract by the Trustee for the benefit of the Certificateholders.

                  Section 2.07. Cost of Delivery and Recordation of Documents. The costs relating to the delivery and recordation of the documents specified in this Article Two in connection with the Contracts shall be borne by the Seller.

                                  ARTICLE THREE

                         REPRESENTATIONS AND WARRANTIES

                   Section 3.01. Representations and Warranties as to the Seller. The Seller hereby represents and warrants to the Purchaser, as of the Closing Date, that:

                  (a) Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of the Seller.

                  (b) Authorization; Binding Obligations. The Seller has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and to create the Trust and cause it to make, execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to cause the Trust to be created. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

                  (c) No Consent Required.  The Seller is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

                  (d) No Violations. The execution, delivery and performance of this Agreement by the Seller will not violate any provision of any existing law or regulation or any order or decree of any court or the Certificate of Incorporation or Bylaws of the Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Seller is a party or by which the Seller may be bound.

                   (e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Seller

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



threatened, against the Seller or any of its properties or, with respect to this Agreement, the Certificates which, if adversely determined, would in the opinion of the Seller have a material adverse effect on the transactions contemplated by this Agreement.

                  (f) Licensing. The Seller is duly registered as a finance company in each state in which Contracts were originated, to the extent such registration is required by applicable law.

                  Section 3.02. Representations and Warranties Regarding Each Contract. The Seller represents and warrants to the Purchaser as of the Closing Date that, as to each Contract, immediately prior to the sale and transfer of such Contract by the Seller to the Purchaser:

                   (a) List of Contracts. The information set forth in the List of Contracts is true and correct as of its date.

                  (b) Payments. As of the Cut-off Date, (i) the most recent scheduled payment was made by or on behalf of the Obligor (without any advance from the Seller or any Person acting at the request of the Seller), or was not delinquent for more than 59 days and (ii) the Contract was not in repossession status.

                   (c) No Waivers. The terms of the Contract have not been waived, altered or modified in any respect, except by instruments or documents identified in the Contract File.

                  (d) Binding Obligation. The Contract is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

                  (e) No Defenses. The Contract is not subject to (and the assignment thereof to the Purchaser, pursuant to this Agreement and by the Purchaser to the Trust, pursuant to the Pooling and Servicing Agreement, will not subject any Contract to) any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

                   (f) Insurance Coverage. The Manufactured Home securing the Contract is covered by a Hazard Insurance Policy in the amount required by Section 5.09(a), (b) or (c) of the Pooling and Servicing Agreement.

                  (g) Origination. The Contract was originated by a manufactured housing dealer, through a broker or by the Seller in the regular course of its business and, if originated by a manufactured housing dealer or through a broker, was purchased by the Seller in the regular course of its business.

                  (h) Lawful Assignment. The Contract was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the Contract pursuant to this Agreement, the Pooling and Servicing Agreement, or pursuant to transfers of Certificates, or the ownership of the Contract by the Trust, unlawful or render the Contract unenforceable.

                  (i) Compliance with Law. At the date of origination of the Contract, all requirements of any federal and state laws, rules and regulations applicable to the Contract, including, without limitation, usury, truth in lending and equal credit opportunity laws, have been complied with, and the Seller shall for at least the period of this Agreement, maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Such compliance is not affected by the Trust's ownership of the Contract.

                  (j) Contract in Force. The Contract has not been satisfied or subordinated in whole or in part or rescinded, and the Manufactured Home securing the Contract has not been released from the lien of the Contract in whole or in part.

                  (k) Valid Security Interest. Each Contract creates a valid and enforceable perfected first priority security interest in favor of the Seller in the Manufactured Home covered thereby as security for payment of the Cut-off Date Principal Balance of such Contract. The Seller has assigned all of its right, title and interest in such Contract, including the security interest in the Manufactured Home covered thereby, to the Purchaser. The Purchaser has and will have a valid and perfected and enforceable first priority security interest in such Contract and Manufactured Home.

                  Each Mortgage is a valid first lien in favor of the Seller on real property securing the amount owed by the Obligor under the related Land Secured Contract subject only to (a) the lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the property

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



subject to the Mortgage is located or specifically reflected in the appraisal obtained in connection with the origination of the related Land Secured Contract obtained by the Seller and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage. The Seller has assigned all of its right, title and interest in such Land Secured Contract and related Mortgage, including the security interest in the Manufactured Home covered thereby, to the Purchaser. The Purchaser has and will have a valid and perfected and enforceable first priority security interest in such Land-Secured Contract.

                  (l) Capacity of Parties. The signature(s) of the obligor(s) on the Contract are genuine and all parties to the Contract had full legal capacity to execute the Contract.

                  (m) Good Title. In the case of a Contract purchased from a manufactured housing dealer, the Seller purchased the Contract for fair value and took possession thereof in the ordinary course of its business, without knowledge that the Contract was subject to a security interest. The Seller has not sold, assigned or pledged the Contract to any Person and prior to the transfer of the Contract by the Seller to the Purchaser, the Seller had good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and was the sole owner thereof with full right to transfer the Contract to the Purchaser.

                  The Purchaser has not sold, assigned or pledged any Contract to any Person and prior to the transfer of the Contract by the Purchaser to the Trust pursuant to the Pooling and Servicing Agreement, the Purchaser will have good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and was the sole owner thereof with full right to transfer the Contract to the Trust.

                  (n) No Defaults. As of the Cut-off Date (or the date of origination, if later), there was no default, breach, violation or event permitting acceleration existing under the Contract and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Contract (except payment delinquencies permitted by clause (b) above). The Seller has not waived any such default, breach, violation or event permitting acceleration except payment delinquencies permitted by clause (b) above. As of the Closing Date, the related Manufactured Home is free of damage and in good repair. No Manufactured Home has suffered hurricane or earthquake damage that is not covered by a Hazard Insurance Policy.

                  (o) No Liens. As of the Closing Date there are no liens or claims which have been filed for work, labor or materials affecting the Manufactured Home or any related Mortgaged Property securing the Contract which are or may be liens prior to, or equal or coordinate with, the lien of the Contract.

                   (p) Equal Installments. Each Contract has a fixed Contract Rate and provides for level monthly payments which fully amortize the loan over its term.

                  (q) Enforceability. Each Contract contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided thereby.

                   (r) One Original. There is only one original executed Contract, which Contract has been delivered to the Trustee on or before the Closing Date. Each Contract has an assignment to the Trustee attached to it.

                  (s) Primary Resident. To the best knowledge of AFC, not less than 95% of the Contract Pool relates to Manufactured Homes which were the related Obligors' primary residence at the time of origination.

                  (t) Not Real Estate. With respect to each Contract, the related Manufactured Home is not considered or classified as part of the real estate on which it is located under the laws of the jurisdiction in which it is located and each Contract, except for the Land Secured Contracts, constitutes chattel paper under the applicable Uniform Commercial Code.

                  (u) Notation of Security Interest. With respect to each Contract, if the related Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows, or if a new or replacement title document with respect to such Manufactured Home is being applied for such title document will be issued within 180 days and will show, the Seller as the holder of a first priority security interest in such Manufactured Home; if the related Manufactured Home is located in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in manufactured housing, such filings or recordings have been duly made and show the Seller as secured party. If the related real property secures a Land Secured Contract, such real property is subject to a mortgage properly filed in the appropriate public recording office or such mortgage will be properly filed in the appropriate public recording office within 180 days, naming the Seller as mortgagee. In either case, the Purchaser has the same rights as the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including the Seller and any trustee in bankruptcy of the Seller) claiming an interest in such Manufactured Home.

                  (v) Secondary Mortgage Market Enhancement Act. The related Manufactured Home is a "manufactured home" within the meaning of 42 United States Code, Section 5402(6). The Offered Certificates (other than the Class B-1 Certificates) are mortgage related securities as defined in Section 3(a)(41) of the Securities and Exchange Act of 1934, as amended.

                  (w) Qualified Mortgage for REMIC. Each Contract is (x) a qualified mortgage under Section 8606(a)(3) of the Code and (y) secured by a "manufactured housing" within the meaning of Section 25(e)(10) of the Code.

                   (x)  Loan-to-Value   Ratio.  None  of  the  Contracts  had  a
loan-to-value ratio at origination greater than those described for the applicable underwriting program under "Access Financial Corp. - Underwriting Policies -- Loan-to- Value Ratios".

                  (y) Refinanced Contracts. At the time of origination, the principal balance of each Contract which was re-financed by AFC did not exceed the then outstanding principal balance of the such Contract together with certain insurance and refinancing costs.

                  (z) Land Secured Contracts. 1.81% of the Contract Pool (by aggregate principal balance as of the Cut-off Date) consists of Contracts as to which a mortgage on real estate is taken in lieu of a cash down payment and 4.73% of the Contract Pool (by aggregate principal balance as of the Cut-off
Date) consists of contracts as to which a mortgage on real estate was taken as collateral against a loan advanced on the related Manufactured Home.

                   Section 3.03. Representations and Warranties Regarding the Contracts in the Aggregate. The Seller represents and warrants that:

                  (i) Amounts. The aggregate principal amounts payable by Obligors under the Contracts as of the Cut-off Date equal the Cut-off Date Pool Principal Balance.

                  (ii) Characteristics. All Contracts have fixed Contract Rates. As of the Cut-off Date, the Contract Rates on the Contracts ranged from 6.49% to 16.00%. The weighted average Contract Rate as of the Cut-off Date was approximately 10.45%. As of the Cut-off Date, the Contracts had remaining terms to maturity of at least 10 months but not more than 360 months, and original terms to maturity of at least 12 months but not more than 360 months. As of the Cut-off Date, the Contracts had a weighted average remaining term to maturity of approximately 252 months, and a weighted average original term to maturity of approximately 254 months. The average outstanding principal balance of the Contracts as of the Cutoff Date was $28,618 and the outstanding principal balances of the Contracts as of the Cut-off Date ranged from $2,955 to $150,613. The weighted average loan-to-value ratio for the Contracts at origination was 89.96%. "Value" in such calculation, (i) in the case of Manufactured Home Contracts and Land as Additional Collateral Contracts, is equal to the stated cash sale price of such Manufactured Home, including sales and other taxes, plus, to the extent financed, filing and recording fees imposed by law, premiums for related insurance and prepaid finance charges and (ii) in the case of Land-in-Lieu Contracts and Land-Home Contracts, is equal to the sum of Value in
(i) above and the appraised value of the land securing the Contract.

                  The Contracts are secured by Manufactured Homes located in 38 states; approximately 23.51% of the Contracts by outstanding principal balance as of the Cut-off Date were secured by Manufactured Homes in Texas, 22.44% in North Carolina, 10.31% in South Carolina, 6.32% in Arizona and 5.23% in Georgia. No other state represented more than 5% of the Contracts.

                  Approximately 89.01% of the Contracts by outstanding principal balance as of the Cut-off Date are secured Manufactured Homes which were new at the time the related Contracts were originated and approximately 10.99% of the Contracts by outstanding principal balance as of the Cut-off Date are secured by Manufactured Homes which were used at the time the related Contracts were originated.

                   (iii) Computer Tape. The Computer Tape made available by the Seller was complete and accurate as of its date and includes a description of the same Contracts that are described in the List of Contracts.

                  (iv) Marking Records. By the Closing Date, the Seller has caused the portions of the Electronic Ledger relating to the Contracts to be clearly and unambiguously marked to indicate that such Contracts constitute part of the Trust and are owned by the Trust in accordance with the terms of the trust created hereunder.

                   (v) No Adverse Selection. Except for the effect of the representations and warranties made in Sections 3.02, 3.03 and 3.04 hereof, no adverse selection procedures have been employed in selecting the Contracts.

                   Section 3.04. Representations and Warranties Regarding the Contract Files. The Seller represents and warrants that:





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                   (a) File Complete.  Each Contract File contains the documents required  to  be  contained  therein  pursuant  to  the  Pooling  and  Servicing
Agreement.

                  (b) Bulk Transfer Laws. The transfer, assignment and conveyance of the Contracts, the Contract Files and the Servicing Files by the Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

                  Section 3.05. Repurchases of Contracts or Substitution of Contracts for Breach of Representations and Warranties. (a) The Seller shall either (i) repurchase a Contract, at a price (the "Repurchase Price") equal to the Scheduled Principal Balance thereof plus accrued interest at the related Contract Rate through the end of the related Collection Period, or (ii) if the Seller is able to satisfy the conditions of Section 3.05(b), remove a Contract from the Trust and substitute therefor an Eligible Substitute Contract in accordance with and subject to the limitations of Section 3.05(b), in each case not later than one Business Day after the first Determination Date which is more than 90 days after the Seller becomes aware, or receives written notice from the Servicer or the Trustee of a breach of a representation or warranty (without regard to any knowledge qualification set forth in any representation or warranty) of the Seller set forth in Sections 3.02, 3.03 or 3.04 of this Agreement that materially adversely affects the Trust's interest in such Contract, unless such breach has been cured; provided, however, that with respect to any Contract incorrectly described on the List of Contracts with respect to remaining principal balance, which the Seller would otherwise be required to repurchase pursuant to this Section, the Seller may, in lieu of repurchasing such Contract, deposit in the Certificate Account not later than one Business Day after such Determination Date, cash in an amount sufficient to cure such deficiency or discrepancy; and further provided, however, that with respect to a breach of a representation or warranty relating to the Contracts in the aggregate and not to any particular Contract, the Seller may select Contracts to repurchase or substitute such that, had such Contracts not been included as part of the Contract Pool and after giving effect to such substitution, if any, there would have been no breach of such representation or warranty. It is understood and agreed that the obligation of the Seller to repurchase or substitute for any Contract as to which a breach of a representation or warranty set forth in Section 3.02, 3.03 or 3.04 of this Agreement has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Certificateholders or the Trustee; provided, however, that the Seller shall defend and indemnify the Trustee, the Trust and the Certificateholders against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, which may be asserted against or




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suffered  by any of them as a result of  third-party  claims  arising out of any breach of a representation  or warranty set forth in Section 3.02(e),  (f), (i),
(j), (v) or (w).

                  Notwithstanding any other provision of this Agreement to the contrary, any amount received on or recovered with respect to repurchased contracts or Replaced Contracts during or after the month of repurchase shall be the property of the Seller and need not be deposited in the Certificate Account.

                  Notwithstanding the foregoing, the Seller shall not deposit cash into the Certificate Account pursuant to this Section after the three-month period beginning on the closing Date unless it shall first have obtained an Opinion of Counsel to the effect that such deposit will not give rise to any tax under Section 860F(a)(1) of the Code or Section 860G(d) of the Code. Any such deposit shall not be invested.

                  (b) On or prior to the date that is the second anniversary of the Closing Date, the Seller, at its election, may substitute a Contract for a Contract that it is otherwise obligated to repurchase pursuant to Section 3.05(a) (such Contract being referred to as the "Replaced Contract") upon satisfaction of the following conditions:

                  (i) The Contract to be substituted for the Replaced Contract is an Eligible Substitute Contract and the Seller delivers an Officer's Certificate to the Trustee certifying that such Contract is an Eligible Substitute Contract, describing in reasonable detail how such Contract satisfies the definition of the term "Eligible Substitute Contract" (as to satisfaction of representations and warranties, such description shall be that such Contract satisfies such representations and warranties) and certifying that the Contract File for such Contract is in the possession of the Servicer;

                 (ii) The Seller shall have delivered to the Trustee an Opinion of Counsel (a) to the effect that the substitution of such Contract for such Replaced Contract will not cause the Trust to fail to qualify as a REMIC at any time any Certificate is outstanding under then applicable REMIC Provisions, or cause any "prohibited transaction" that will result in the imposition of a tax in each case under the applicable REMIC Provisions, and (b) to the effect that no filing or other action is necessary to perfect as against third parties the conveyance of the substitute Contract by the Seller to the Trustee; and

                (iii)  If the  Scheduled  Principal  Balance  of  such  Replaced
         Contract is greater than the Scheduled Principal Balance of such Contract, the Seller shall have deposited




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         in the  Certificate  Account  the amount of such excess  (which  amount shall be deemed a Principal Prepayment on such Contract) and shall have included in the Officer's Certificate required by clause (i) above a certification that such deposit has been made.

Upon satisfaction of such conditions, the Trustee shall add such Contract to, and delete such Replaced Contract from (or cause such addition and deletion to be accomplished), the List of Contracts. Such substitution shall be effected prior to the first Determination Date that occurs more than 90 days after the Seller becomes aware or receives written notice from the Servicer or the Trustee of the breach referred to in Section 3.05(a).

                  (c) Promptly after the repurchase referred to in Section 3.05(a) or the substitution referred to in Section 3.05(b), the Trustee shall execute such documents as are presented to it by the Seller and are reasonably necessary to reconvey the repurchased Contract or Replaced Contract, as the case may be, to the Seller.

                  Section 3.06. Representations and Warranties of the Purchaser. The Purchaser hereby represents, warrants and covenants to the Seller, as of the date of execution of this Agreement and the Closing Date, that:

                   (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (b) The Purchaser has the corporate power and authority to purchase each Contract and to execute, deliver and perform, and to enter into and consummate all the transactions contemplated by this Agreement;

                  (c) This Agreement has been duly and validly authorized, executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

                  (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Purchaser with this Agreement or the consummation by the Purchaser of any of the




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transactions  contemplated hereby,  except such as have been made on or prior to the Closing Date; and

                  (e) None of the execution and delivery of this Agreement,  the purchase of the Contracts from the Seller, the consummation of the other transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, (i) conflicts or will conflict with the charter or bylaws of the Purchaser or conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under, any term, condition or provision of any indenture, deed of trust, contract or other agreement or other instrument to which the Purchaser is a party or by which it is bound and which is material to the Purchaser, or (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree of any court or governmental authority having jurisdiction over the Purchaser.

                                  ARTICLE FOUR

                                   THE SELLER

                   Section 4.01. Covenants of the Seller. The Seller hereby agrees to do all acts, transactions, and things and to execute and deliver all agreements, documents, instruments, and papers by and on behalf of the Seller as the Purchaser or its counsel may reasonably request in order to consummate the transfer of the Contracts to the Purchaser and the subsequent transfer thereof to the Trustee, and the rating, issuance and sale of the Certificates.

                                  ARTICLE FIVE

                                  MISCELLANEOUS

                   Section 5.01. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, addressed to the Seller at Access Financial Corp., 1100 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, Attention: President, or to such other address as the Seller may designate in writing to the Purchaser and if to the Purchaser, addressed to the Purchaser at Access Financial Receivables Corp., 1100 Abernathy Road, Suite 1205, Atlanta, Georgia 30328, Attention: President, or to such other address as the Purchaser may designate in writing to the Seller.

                   Section  5.02.   Severability   of   Provisions.   Any  part,
provision, representation, warranty or covenant of this Agreement which is prohibited or which is held to be void or




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unenforceable  shall  be  ineffective  to the  extent  of  such  prohibition  or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of
such  prohibition  or  unenforceability   without   invalidating  the  remaining
provisions  hereof,  and  any  such  prohibition  or   unenforceability  in  any
jurisdiction as to any Contract shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

                  Section 5.03. Agreement of Seller. The Seller agrees to execute and deliver such instruments and take such actions as the Purchaser may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

                  Section 5.04. Survival. The parties to this Agreement agree that the representations, warranties and agreements made by each of them herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the other party hereto, notwithstanding any investigation heretofore or hereafter made by such other party or on such other party's behalf, and that the representations, warranties and agreements made by the parties hereto in this Agreement or in any such certificate or other instrument shall survive the delivery of and payment for the Contracts.

                   Section 5.05. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                   Section 5.06. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, this Agreement may not be assigned, pledged or hypothecated by any party hereto to a third Person without the written consent of the other party to this Agreement; provided, however, that the Purchaser may assign its rights hereunder without the consent of the Seller.

                   Section 5.07. Confirmation of Intent; Grant of Security Interest. It is the express intent of the parties hereto that the conveyance of the Contracts by the Seller to the Purchaser as contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller to the




                                       15


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Purchaser of the  Contracts.  It is,  further,  not the intention of the parties that such conveyance be deemed a pledge of the Contracts by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Contracts are held to continue to be property of the Seller then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the transfer of the Contracts provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller's right, title and interest in and to the Contracts and all amounts payable on the Contracts in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the possession by the Purchaser of Contracts and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and
(d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the
purpose  of  perfecting  such  security   interest  under  applicable  law.  Any
assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Contracts, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

                   Section 5.08. Miscellaneous. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

                   Section 5.09. Amendments. (a) This Agreement may be amended from time to time by the Seller and the Purchaser by written agreement without notice to or consent of the Certificateholders to cure any ambiguity, to correct or supplement any provisions herein, to comply with any changes in the Code, or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, at the expense of the party requesting the change, delivered to the Trustee, adversely affect in any material respect the interests of any Certificateholder; provided, further, that no such amendment shall reduce in any




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manner the amount of, or delay the timing of,  payments  received  on  Contracts which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, or change the rights or obligations of any other party hereto without the consent of such party.

                  (b) It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

                   Section 5.10. Third-Party Beneficiaries. The parties agree that the Trustee is an intended third-party beneficiary of this Agreement to the extent necessary to enforce the rights and to obtain the benefit of the remedies of the Purchaser under this Agreement which are assigned to the Trustee for the benefit of the Certificateholders pursuant to the Pooling and Servicing Agreement and to the extent necessary to obtain the benefit of the enforcement of the obligations and covenants of the Seller under Sections 3.05 and 4.01 of this Agreement.

                   Section 5.11. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

                  (b) THE PURCHASER AND THE SELLER EACH HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 5.01 OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE PURCHASER AND THE SELLER EACH HEREBY WAIVES ANY
OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE PURCHASER AND THE SELLER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT EITHER'S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

                  (c) THE PURCHASER AND THE SELLER EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.




                                       17


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                  Section 5.12. Execution in Counterparts. This Agreement may be
executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.




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                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                          ACCESS FINANCIAL CORP.



                                          By: /s/ Leslie Zejdlik Foster
                                              -------------------------------
                                              Name:  Leslie Zejdlik Foster
                                              Title: President


                                          ACCESS FINANCIAL RECEIVABLES CORP.



                                          By: /s/ Leslie Zejdlik Foster
                                              -------------------------------
                                              Name:  Leslie Zejdlik Foster
                                              Title: President






                              [Loan Sale Agreement]